Form 15
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SEC 2069
(11-01)       Potential persons who are to respond to the collections of
Previous      information contained in this form are not required to respond
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                                                     ---------------------------
                                                            OMB APPROVAL
                          UNITED STATES              ---------------------------
                SECURITIES AND EXCHANGE COMMISSION   OMB Number: 3235-0167
                      WASHINGTON, D.C. 20549         Expires: October 31, 2004
                                                     Estimated average burden
                             FORM 15                 hours per response.....1.50
                                                     ---------------------------

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITES EXCHANGE ACT OF 1934.

                                                                    811-9169
                                            Commission File Number______________

                  SunAmerica Strategic Investment Series, Inc.
    ________________________________________________________________________
      (Exact name of registrant as specified in its charter)

  Harborside Financial Center, 3200 Plaza 5, Jersey City, NJ 07311 800-858-8850
    ________________________________________________________________________
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


    SunAmerica Biotech/Health Fund           Tax Managed Equity Fund
    -------------------------------          -------------------------------
      Class A                                  Class A
      Class B                                  Class B
      Class II                                 Class II


                                             SunAmerica Science &
    SunAmerica Stock Index Fund              Technology Fund
    -------------------------------          -------------------------------
      Class A                                  Class A
      Class B                                  Class B
      Class II                                 Class II
      Class I                                  Class I


    SunAmerica Aggressive Growth             SunAmerica Moderate Growth
    LifeStage Fund                          LifeStage Fund
    -------------------------------          -------------------------------
      Class A                                  Class A
      Class B                                  Class B
      Class II                                 Class II
      Class I                                  Class I


    SunAmerica Conservative Growth
    LifeStage Fund
    -------------------------------
      Class A
      Class B
      Class II
      Class I
    ________________________________________________________________________
      (Title of each class of securities covered by this Form)

                                      None
    ________________________________________________________________________
       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(1)(i)  [ ]          Rule 12h-3(b)(1)(i)  [X]
      Rule 12g-4(a)(1)(ii) [ ]          Rule 12h-3(b)(1)(ii) [ ]
      Rule 12g-4(a)(2)(i)  [ ]          Rule 12h-3(b)(2)(i)  [ ]
      Rule 12g-4(a)(2)(ii) [ ]          Rule 12h-3(b)(2)(ii) [ ]
                                        Rule 15d-6 --------  [ ]

Approximate number of holders of record as of the certification
or notice date:         0
               ___________________

Pursuant to the requirements of the Securities Exchange Act of 1934 (NAME OF REGISTRANT AS SPECIFIED IN CHARTER) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: November 3, 2004          By: /s/ Joseph P. Kelly
_______________________            _____________________________________________
                                    Secretary of SunAmerica
                                    Strategic Investment Series, Inc.

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.






                 Persons who respond to the collection of information  contained
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